Exhibit 99.1

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40202
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Amy Smith
Humana Investor Relations
(502) 580-2811 e-mail: Asmith3@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: Tnoland@humana.com

Humana Reports Third Quarter 2017 Financial Results

•	3Q17 earnings per diluted common share (EPS) of $3.44 on a GAAP basis, $3.39 Adjusted EPS

•	Full year 2017 Adjusted EPS guidance raised to approximately $11.60 from $11.50; GAAP EPS guidance approximately $17.62

•	Individual Medicare Advantage continues strong performance, in-line with most recent guidance

•	Group and Specialty segment performing ahead of previous expectations

•	2017 operating cash flow guidance increased to $3.3 billion to $3.6 billion from $3.0 billion to $3.4 billion

LOUISVILLE, KY (November 8, 2017) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended September 30, 2017 (3Q17) versus the quarter ended September 30, 2016 (3Q16) and for the nine months ended September 30, 2017 (YTD 2017) versus for the nine months ended September 30, 2016 (YTD 2016) as follows:

Consolidated pretax income In millions	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	YTD 2016 (d)
Generally Accepted Accounting Principles (GAAP)	$799	$902	$3,530	$2,038
Net (gain) expenses associated with the terminated merger agreement (for YTD 2017, primarily the break-up fee)	—	20	(947)	81
Amortization associated with identifiable intangibles	18	18	54	59
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	54	—
Operating (income) losses associated with the Individual Commercial business	(26)	(2)	(207)	235
Charges associated with voluntary and involuntary workforce reduction programs	124	—	124	—

Adjusted (non-GAAP) – 3Q16 and YTD 2016 as recast	$915	$938	$2,608	$2,413

Diluted earnings per common share (EPS)	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	YTD 2016 (d)
GAAP	$3.44	$2.98	$15.44	$6.73
Net (gain) expenses associated with the terminated merger agreement (for YTD 2017, primarily the break-up fee)	—	0.12	(4.33)	0.49
Amortization associated with identifiable intangibles	0.07	0.08	0.23	0.25
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact	(0.55)	—	(1.60)	—
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	0.23	—
Operating (income) losses associated with the Individual Commercial business	(0.11)	0.02	(0.89)	1.10
Charges associated with voluntary and involuntary workforce reduction programs	0.54	—	0.54	—

Adjusted (non-GAAP) – 3Q16 and YTD 2016 as recast	$3.39	$3.20	$9.62	$8.57

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

“Our 2017 financial performance and improved Star ratings that were announced in October reflect the solid execution of our strategy and the effectiveness of our integrated care delivery model,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “With the first several weeks of the Annual Election Period behind us, we feel comfortable with our 2018 Medicare Advantage competitive positioning. As a result of our over performance in 2017 and other cost savings measures, we made targeted investments in our product design, clinical programs and operating processes, which enabled us to maintain stable plan benefits, simplify the member experience and improve clinical outcomes.”

The GAAP consolidated pretax income for 3Q17 of $799 million declined $103 million, or 11 percent, compared to GAAP consolidated pretax income of $902 million in 3Q16 primarily due to charges associated with voluntary and involuntary workforce reduction programs and lower pretax earnings in the Healthcare Services segment, partially offset by year-over-year improvement in earnings for the company’s Group and Specialty and Retail segments as well as its Individual Commercial business.

The Adjusted consolidated pretax income for 3Q17 of $915 million declined $23 million, or 2 percent, versus $938 million in 3Q16 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of the items detailed in the consolidated pretax income table above.

GAAP consolidated pretax income for YTD 2017 of $3.53 billion increased $1.49 billion, or 73 percent, from $2.04 billion in YTD 2016. The increase primarily reflects the net gain associated with the terminated merger agreement, mainly the break-up fee recognized in the first quarter of 2017, along with the year-over-year improvement in earnings for the company’s Individual Commercial, Retail, and Group and Specialty segments. These increases were partially offset by lower pretax earnings in the Healthcare Services segment in YTD 2017 and the recording of charges associated with voluntary and involuntary workforce reduction programs in 3Q17.

The Adjusted consolidated pretax income for YTD 2017 of $2.61 billion increased $195 million, or 8 percent, versus $2.41 billion in YTD 2016 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of items noted in the table above.

Further discussions of each segment’s financial results are included in the segment highlights below.

In addition to the factors impacting the year-over-year changes in quarterly and year-to-date GAAP pretax income, GAAP EPS for 3Q17 and YTD 2017 were further impacted by the beneficial effect of the lower effective tax rate in light of pricing and benefit design assumptions associated with the temporary suspension of the health insurance industry fee in 2017, as well as a lower number of shares used to compute EPS, primarily reflecting share repurchases in 2017, including the completion of the previously disclosed accelerated stock repurchase (ASR) program.

Adjusted EPS for 3Q17 and YTD 2017 were affected by the same factors impacting Adjusted pretax income, as well as a lower number of shares used to compute EPS as discussed above.

2017 Earnings Commentary and Guidance Update

The company’s 3Q17 results exceeded its previous expectations, primarily driven by the strong results in the Group and Specialty segment, largely attributable to higher-than-expected prior period medical claims reserve development and favorable utilization trends. The improvement in the Group and Specialty segment results was partially offset by slightly lower Healthcare Services segment pretax than previously expected, primarily due to continued lower than expected mail order pharmacy utilization, particularly associated with new members in the company’s Humana-Walmart stand-alone PDP offering. Retail segment results are in line with the company’s previous expectations as the Retail segment continues to perform well, primarily driven by Medicare Advantage.

Throughout 2017, the company has been committed to productivity initiatives designed to promote operational excellence, accelerate its strategy, fund critical initiatives and advance its growth objectives. In 3Q17, the company initiated a voluntary Early Retirement Program and an involuntary workforce reduction program that will allow it to achieve these objectives and position the company for the future. These programs are expected to impact approximately 2,700 employees, or 5.7 percent, of its workforce. As a result, in 3Q17 the company recorded estimated charges with an EPS impact of $0.54. The estimated charges were recorded at the corporate level and not allocated to the segments; the estimated charges are excluded from Adjusted results. Payments under these programs are made upon termination during the early retirement or severance pay period, primarily starting as of the beginning of the first quarter of 2018. The company expects these amounts to be primarily paid within the next 12 months.

As a result of the strong 3Q17 performance discussed above, Adjusted EPS guidance for the year ending December 31, 2017 (FY17) (e) was increased to approximately $11.60 from the previous guidance of approximately $11.50. Humana decreased GAAP EPS guidance for FY17, which includes the impact of the voluntary and involuntary workforce reduction programs discussed above, to approximately $17.62 from the previous guidance of at least $17.83.

“The company continues to produce exceptional financial results that are significantly exceeding our initial 2017 earnings expectations, particularly in the Retail and Group and Specialty segments,” said Brian A. Kane, Senior Vice President and Chief Financial Officer. “Our 2017 outperformance coupled with our continued focus on driving operational excellence and productivity have allowed us to invest in our 2018 product design for our customers while funding critical initiatives to advance our strategy that together will return us to meaningful individual Medicare Advantage membership growth in 2018.”

Star Quality Ratings

As previously disclosed, on October 11, 2017, the Centers for Medicare and Medicaid Services (CMS) published its updated Star quality ratings for bonus year 2019 showing that Humana has 12 contracts rated 4 Stars or above and 2.4 million members in 4 Star or above rated contracts to be offered in 2018, representing 74% of the company’s Medicare Advantage membership as of July 31, 2017. Humana received a 4.5 star rating on CMS’s 5-Star Rating System for five MA contracts offered in 8 states, an increase from one such contract last year. All Humana Medicare Advantage HMO contracts in Florida received a 4.5-star rating. Additionally, all of Humana’s Medicare Advantage contracts were rated 3.5 Stars or higher.

Detailed press release

Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the company’s 3Q17 earnings conference call are invited to dial 888-625-7430. No password is required. A webcast of the 3Q17 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available approximately two hours following the live event until midnight eastern time on January 8, 2018 and can be accessed by dialing 855-859-2056 and providing the conference ID #89804895.

Footnotes

(a)	3Q17 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.07 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $0.55 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

•	Operating earnings of $26 million pretax, or $0.11 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Expense of approximately $124 million pretax, or $0.54 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(b)	3Q16 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $20 million pretax, or $0.12 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $18 million, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating earnings of $2 million pretax, or $0.02 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(c)	YTD 2017 Adjusted results exclude the following:

•	Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.33 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $54 million pretax, or $0.23 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $1.60 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.23 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Operating earnings of approximately $207 million pretax, or $0.89 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Expense of approximately $124 million pretax, or $0.54 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(d)	YTD 2016 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $81 million pretax, or $0.49 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $59 million, or $0.25 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating losses of $235 million pretax, or $1.10 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(e)	FY17 Adjusted EPS projections exclude the following:

•	Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.35 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible.

•	Amortization expense for identifiable intangibles of approximately $71 million pretax, or $0.31 per diluted common share.

•	The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company).

•	Operating earnings of approximately $150 million pretax, or $0.64 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed.

•	Expense of approximately $132 million pretax, or $0.57 per diluted common share, associated with voluntary and involuntary workforce reduction programs.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•	The divestiture of Humana’s subsidiary, KMG America Corporation, is subject to various closing conditions, including various regulatory approvals and customary closing conditions, as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

•	Humana’s continued participation in the federal and state health insurance exchanges, which entail uncertainties associated with mix, volume of business and the operation of premium stabilization programs that are subject to federal administrative action, could adversely affect the company’s results of operations, financial position and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2016;

•	Form 10-Q for the quarter ended March 31, 2017, June 30, 2017; and

•	Form 8-Ks filed during 2017.

About Humana

Humana Inc. is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases and conference calls;

•	Calendar of events; and

•	Corporate Governance information.